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                                                                      Exhibit 11


                           USCS INTERNATIONAL, INC.
                       COMPUTATION OF PER SHARE EARNINGS
                      (In thousands except per share data)
                                  (Unaudited)


                                     Three months ended      Nine months ended
                                       September 30,           September 30,
                                     ------------------      ------------------
                                      1997        1996        1997        1996
                                     ------      ------     -------      ------

Weighted average number of
common shares outstanding
during the period                    23,291      22,957      23,180      20,537

Common stock equivalents
considered to be outstanding
for the periods presented             1,108       1,197       1,132       1,502
                                     ------      ------     -------      ------
                                     24,399      24,154      24,312      22,039

Net income                           $5,791      $4,328     $16,446      $9,734

Earnings per share                    $0.24       $0.18       $0.68       $0.44